[LOGO]AMERICAN ACCESS
      TECHNOLOGIES, INC.tm

37 Skyline Drive o Suite 1101 o Lake Mary, FL 32746 o Toll Free (800) 285-2070
o Phone (407) 333-1446 o Fax (407) 333-2598


                              CONSULTING AGREEMENT
                              --------------------

         This Agreement is made as of this 26th day of January, 2000, by and between American Access Technologies, Inc., ("the Company") a corporation duly organized and existing under the laws of Florida, with offices at 37 Skyline Drive, Suite 1101, Lake Mary, Florida, 32746 and ("the Consultants") Erik Gray, 90 Edgewater Dr., Suite 111, Coral Gables, Florida 33133; and Bill Wetmore, 121 South Royal Poinciana, Miami Springs, Florida 33166.

         WHEREAS, the Company is engaged in the business of developing innovative telecommunications technology, and Consultants design and develop Internet technology and portals,

         WHEREAS, the Company wishes assistance is assessing e-commerce business-to-business opportunities,

         WHEREAS, the Company wishes to retain the services of the Consultants on the following terms and conditions:

     1. The Company hereby retains the services of the Consultants for a period of 12 months. In exchange for the Consulting Services (as that term is defined herein), the Consultants shall receive warrants for 200,000 shares of American Access common stock, exercisable for cash only; up to and including 180 days from issuance at $10 per share and thereafter at $15 per share until expiration of the warrants at one year from date of issuance. Upon acceptance of this agreement, American Access shall immediately begin and thereafter file a Form S-8 registration statement to register the 200,000 shares underlying the warrants.

     2. The Consultants shall, employing their best efforts, assist the Company in assessing business opportunities in e-commerce.

     3. The Consultants shall be independent contractors and shall have no right or authority to assume or create any obligations or responsibility, express or implied,

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          on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall be construed to preclude consultants from pursuing other consulting or design and development projects.

     4. The Consultants (including any person or entity acting for or on behalf of the Consultants) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or intentional misconduct of the Consultants or any person or entity acting for or on behalf of the Consultants.

     5. The Company and its present and future subsidiaries jointly and severally, agree to indemnify and hold harmless the Consultants against any loss, claim, damage or liability whatsoever (including reasonable attorneys' fees and expenses), to which such indemnified Party may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Consultants pursuant to this Agreement if such act or omission did not violate the provisions of Section 4 of this Agreement. So long as the Company has not provided counsel to the Indemnified Party in accordance with the terms of this Agreement, the Company and its subsidiaries agree to reimburse the defense of any action or investigation (including reasonable attorney's fees and expenses), subject to an understanding from such Indemnified Party to repay the Company or its subsidiaries if it is ultimately determined that such Indemnified Party is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against any Indemnified Party, it shall notify the Company within twenty (20) days alter the Indemnified Party receives notice of such action, suit or such threat. The Company shall have the right to appoint the Company's counsel to defend such action, suit or proceeding, provided that such Indemnified Party consents to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Company shall not be acceptable to such Indemnified Party, then the Company shall have the right to appoint alternative counsel for such Indemnified Party reasonably acceptable to such Indemnified Party, until such time as acceptable


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          counsel can be appointed. In any event, the Company shall, at its sole cost and expense, be entitled to appoint counsel to appear and participate as co-counsel in the defense thereof. The Indemnified Party, or its co-counsel, shall promptly supply the Company's counsel with copies of all documents, pleadings and notices which are filed, served or submitted in any of the aforementioned. No Indemnified Party shall enter into any settlement without the prior written consent of the Company, which consent shall not be unreasonable withheld.

     6. This Agreement shall be binding upon the Company and the Consultants and their successors and assigns.

     7. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

     8. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

     9. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

     10. The Parties agree that should any dispute arise in the administration of this Agreement, that the dispute shall be resolved through arbitration under the rules of the American Arbitration Association, with its location in Orange County, Florida.
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     11.  This agreement contains the entire agreement between the parties with respect to the consulting services to be provided to the Company by the Consultants and supersedes any and all prior understandings, agreement or correspondence between the parties.


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          IN WITNESS WHEREOF, the Company and the Consultants law caused this
          Agreement to be signed by duly authorized representatives as of the day and year first above written.

          AMERICAN ACCESS TECHNOLOGIES, INC.

          By: /s/ John Presley
              ----------------

          Name:

          Title: President

          /s/ ERIK GRAY
          -------------
          ERIK GRAY

          /s/ BILL W. WETMORE
          -------------------
          BILL WETMORE